Immediate Release	For Further Information Contact:
Tuesday, August 5, 2008	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES REPORTS SECOND QUARTER 2008 RESULTS

-	Adjusted Net Income was $14.8 Million, or $0.21 per Common Share for the Second

Quarter 2008 vs. $1.0 Million, or $0.02 per Common Share in the Second Quarter 2007

-	Record Second Quarter Production of 644 Thousand BOE (up 5 % from First Quarter 2008 and up 91 % from the Second Quarter 2007)
-	Significant Drilling Activity Fuels Production Growth in South Texas (up 22 % from First Quarter 2008)
-	Record Second Quarter Oil and Gas Sales of $57.6 Million and EBITDA of $32.0 Million

(up 222 % and 223%, respectively, from Second Quarter 2007)

-	Free Cash Flow Per Share in Second Quarter 2008 of $0.36 vs. $0.18 in the Prior Year;

Fully Funds Second Quarter Capital Program

-	Net Debt to Capital Ratio Drops to 57 % at June 30, 2008 vs. 77 % at December 31, 2007

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced second quarter 2008 production, earnings and financial highlights.

Second quarter production totaled 644 thousand barrel equivalents (BOE), up 91 % from 337 thousand BOE in the second quarter 2007, driven primarily by production from “developing fields” of 189 thousand BOE and production from “mature oil fields” of 290 thousand BOE. These areas produced 24 thousand BOE and 158 thousand BOE, respectively, in the prior year’s quarter. While year to year

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comparisons are influenced considerably by our acquisition of Ascent Energy in November 2007, second quarter production also rose 5 % sequentially above the 612 thousand BOE produced in the first quarter of 2008, driven primarily by our drilling activity in South Texas, which increased production to 161 thousand BOE in the second quarter vs. 131 thousand BOE in the first quarter 2008.         Total sales of oil, natural gas liquids (NGLs) and natural gas totaled $57.6 million, 222 % above similar hydrocarbon sales in the second quarter of last year.

Free cash flow (a non-GAAP measure) was $24.8 million, or $0.36 per share, for the second quarter 2008 compared to $7.1 million, or $0.18 per share, in last year’s second quarter. Free cash flow of $24.8 million fully funded the second quarter capital expenditure program of $24.2 million. Similarly, EBITDA (a non-GAAP measure) grew to a record level of $32.0 million for the second quarter, representing an increase of 223 % from the same period last year.

For the second quarter 2008, RAM’s adjusted net income to common shareholders was $14.8 million, or $0.21 per common share. The calculation of adjusted net income to common shareholders excludes the after tax impact of unrealized non-cash mark-to-market (MTM) losses associated with oil and natural gas derivatives covering future periods. Such MTM losses are typically not included in the published estimates of the company’s financial results made by certain securities analysts. During the second quarter an unrealized non-cash pre-tax MTM loss of $33.8 million attributable to future period oil and natural gas derivatives was incurred primarily as a result of an increase in oil and natural gas prices at June 30, 2008 compared to prevailing prices at March 31, 2008. Including the MTM losses noted above and realized losses associated with contract settlements and premium costs of derivatives during the second quarter 2008, RAM reported a net loss to common shareholders during the second quarter of $5.9 million, or a loss of $0.08 per common share. Recent extreme volatility in oil and natural gas prices has created wide swings in the MTM value of RAM’s derivatives. As an example, from June 30, 2008 to July 31, 2008 the MTM value of the company’s derivatives moved in the company’s favor by approximately $18.9 million.

“We are pleased with the results the company has experienced from our drilling activities during the first half of 2008 and remain focused on growing both our production and reserves,” said Larry Lee,

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Chairman and CEO. “RAM continues to execute on our balanced strategy of acquisitions, exploitation and exploration,” added Mr. Lee.

Commodity Prices and Revenues

The company’s realized price for oil rose 97 % to an average of $123.15 per barrel in the second quarter of 2008, compared with last year’s second quarter average realized price of $62.54 per barrel. Similarly, the company’s realized price for natural gas rose 48 % to an average of $9.94 per thousand cubic feet (Mcf) compared to an average of $6.70 per Mcf in the second quarter of 2007. In addition, the price of NGLs increased 36%, averaging $60.58 per barrel for this year’s second quarter. The positive impact arising from the substantial increase in the price of all our commodities, however, was somewhat offset by the cost of derivatives.

At June 30, 2008 the company had derivative contracts in place covering 3,790 BOE per day for the next 21 months. The company does not formally designate its derivative contracts as hedges, nor are its derivative contracts associated with its production; therefore realized prices are not strictly associated with derivative gains or losses. In the second quarter 2008 the realized prices of oil and natural gas rose 28 % and 32%, respectively, over those in the first quarter of the year. The substantial rise in commodity prices resulted in realized derivative losses of $7.2 million and unrealized MTM derivative losses of $33.8 million for the second quarter. These losses offset a substantial portion of oil and gas revenue of $57.6 million, reducing total revenues to $16.6 million for the quarter. In the year-ago quarter, the realized prices of oil and natural gas rose a more modest 11 % and 8%, respectively. The resulting impact to realized and unrealized losses was a nominal $0.2 million, and, as a result, total revenues for the second quarter 2007 were $17.8 million.

Costs and Expenses

Production expenses were $14.69 per BOE in the second quarter of 2008, or a total of $9.5 million, similar to the $13.89 per BOE in the previous year’s quarter. It is noteworthy that production expense as a percentage of oil and gas sales declined substantially to 16 % in the most recent quarter compared to 26 % in the similar period last year. Production taxes were $5.19 per BOE in this year’s second quarter, or a total of $3.3 million, 71 % above the $3.04 per BOE posted in the 2007 quarter. The

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increase is principally the result of higher commodity prices compared to those prevailing in the second quarter of 2007. General and administrative expenses of $5.5 million rose 115 % above those expenses in last year’s second quarter of $ 2.6 million as a result of higher salary expense, an increased number of employees and the accrual of certain recurring expenses. As in the case of production expense, general and administrative expenses as a percentage of oil and gas sales declined to 10 % in the second quarter 2008 from the year-ago level of 14%.

Capital Expenditures

Capital expenditures totaled $24.2 million in the second quarter 2008; $16.0 million was allocated to lower risk development activities, $7.6 million to exploratory activities and $0.6 million for the acquisition of leases. The non-acquisition capital budget for the 2008 year remains at $80.0 million. During the second quarter RAM participated in the drilling of 25 gross (21.8 net) wells, of which 12 were completed as producing wells, and 13 were in various stages of completion at June 30.

Long-Term Debt

Our capital base and common stock float was enhanced by the exercise of 96 % of the company’s outstanding warrants in May 2008. The $86.6 million of new capital received from the exercise was applied to debt reduction, lowering our net debt to total capital ratio to 57 % at June 30, 2008 from 77 % at December 31, 2007. As of June 30, 2008, RAM’s outstanding long-term debt was $255.1 million, compared to $335.7 million at December 31, 2007. The current cost of borrowed funds is 6.8 % which is a 390 basis point decrease from the cost at December 31, 2007. In addition, 17.6 million new shares of common stock were added as a result of the exercise, improving the float and raising total shares outstanding to 78.6 million.

Six Month 2008 Results

Six month production totaled 1.3 million BOE, up 93 % from 650 thousand BOE in 2007, driven primarily by production from “developing fields” of 356 thousand BOE and production from “mature oil fields” of 569 thousand BOE. These areas produced 39 thousand BOE and 416 thousand BOE, respectively, in the prior year’s similar period. The increase in production in the first half of the year, combined with higher prices for commodities, drove total sales of oil, NGLs and natural gas to $101.1 million, 206 % above sales in the same period of 2007.

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Free cash flow per share (a non-GAAP measure) for the first half of 2008 was $39.3 million, or $0.61 per share compared to $10.4 million, or $0.27 per share, for the same period last year. Free cash flow of $39.3 million more than funded capital expenditures of $37.4 million made during the first six months of the year. Similarly, EBITDA (a non-GAAP measure) was $56.0 million for the first half of 2008 compared to $17.7 million for the same period last year, an increase of 216%.

Update to Activity in West Virginia Devonian Shale Play

RAM is underway with the drilling of the initial six wells of the 14 horizontal wells planned for 2008 on its West Virginia acreage. Each of the planned wells requires approximately 15 days to drill and targets the Huron Shale at a depth of approximately 6,400 feet, which includes a lateral section of approximately 2,500 feet. Three initial wells in the planned series, the C.S. Ball 1-H, R. Mays 1-H and the M. Jordan 1-H have all been drilled and are in various stages of completing or testing. A fourth well, the J.D. & B. Sturgeon 1-H, is currently drilling. The next two wells in the planned sequence have been permitted and are targeted to spud in late August and early September, respectively. In these initial wells, RAM is experimenting with several frac products and techniques in an effort to support the ultimate commercialization of the company’s Huron Shale play.

Second Half 2008 Targets

Management anticipates production gains of 2% - 3 % sequentially during the remaining two quarters before the impact of a divestiture program currently underway. Management is actively pursuing the sale of certain non-core reserves and associated production in selected mature fields. Although the timing associated with the transactions is uncertain, management expects that proceeds from these property sales could aggregate to approximately $10 - $20 million. At the current time, uses of the potential proceeds include additional debt reduction, an increase in capital expenditures or other general corporate purposes.

Production expenses are expected to continue at levels during the second half of the year similar to those incurred in the first half of 2008. Our blended cost of funded debt of 6.8 % should allow interest expense to decrease to approximately $1.6 million per month beginning in the third quarter. Additionally the company’s effective tax rate should continue to average approximately 39%.

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Based on an assumed BOE price equal to that realized during the first half of 2008, free cash flow is expected to continue to allow internally generated funds to support all of the $42.6 million of non-acquisition capital spending planned under our existing $80.0 million capital budget for the year, while at the same time also allowing for the continued reduction of outstanding debt.

RAM to Webcast Second Quarter 2008 Conference Call

The company’s teleconference call to review second quarter results will be broadcast live on a listen-only basis over the internet on Wednesday, August 6 at 3:00 p.m. Central Daylight Time. Interested parties may access the webcast by visiting the RAM Energy Resources, Inc. website at www.ramenergy.com. From the home page, select the Investor Relations tab and then click on the microphone icon. The teleconference may be accessed by dialing (866)713-8564 (domestic) or (617)597-5312 (international) and providing the call identifier “14761781” to the operator. The webcast and the accompanying slide presentation will be available for replay on the company’s website. An audio replay will be available until August 13, 2008 by dialing (888)286-8010 (domestic) or (617)801-6888 (international) and using pass code “21199569”.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address targets for production, costs, property dispositions, tax rate, EBITDA, free cash flow, estimates of capital spending, realized prices of oil and gas, the impact of oil and gas derivatives, drilling activities, borrowing availability, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from

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time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and natural gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com

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RAM Energy Resources, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2008	2007
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$ 16,999	$ 6,873
Accounts receivable:
Oil and natural gas sales, net of allowance of $21 ($287 at December 31, 2007)	24,074	15,136
Joint interest operations, net of allowance of $496 ($428 at December 31, 2007)	1,232	687
Income taxes	13	58
Other, net of allowance of $33 ($26 at December 31, 2007)	740	2,180
Prepaid expenses	2,065	1,928
Deferred tax asset	15,595	3,786
Other current assets	1,107	842
Total current assets	61,825	31,490
PROPERTIES AND EQUIPMENT, AT COST:
Oil and natural gas properties and equipment, using full cost accounting	612,182	573,470
Unevaluated oil and natural gas properties	24,639	26,895
Other property and equipment	8,724	8,787
	645,545	609,152
Less accumulated depreciation and amortization	(89,351)	(67,529)
Total properties and equipment	556,194	541,623
OTHER ASSETS:
Deferred loan costs, net of accumulated amortization of $687 ($4,540 at December 31, 2007)	4,566	5,135
Other	2,088	1,994
Total assets	$ 624,673	$ 580,242

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	$ 17,038	$ 11,121
Oil and natural gas proceeds due others	11,276	7,800
Related party	34	31
Other	2,875	1,371
Accrued liabilities:
Compensation	3,293	3,807
Interest	1,174	3,794
Franchise taxes	1,251	1,286
Income taxes	312	203
Other	-	75
Derivative liabilities	33,726	5,302
Asset retirement obligations	1,643	1,904
Long-term debt due within one year	463	29,231
Total current liabilities	73,085	65,925

OIL & NATURAL GAS PROCEEDS DUE OTHERS	2,475	2,383
DERIVATIVE LIABILITIES	13,447	3,073
LONG-TERM DEBT	254,589	306,516
DEFERRED INCOME TAXES	74,071	71,051
ASSET RETIREMENT OBLIGATIONS	26,670	25,741
UNCERTAIN TAX POSITIONS	-	6,855
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000 and 100,000,000 shares authorized, 79,495,667 and 60,842,836, shares issued, 78,609,519 and 59,971,945 shares outstanding at June 30, 2008 and December 31, 2007, respectively	8	6
Additional paid-in capital	219,716	131,625
Treasury stock - 904,923 shares (889,666 shares at December 31,2007) at cost	(4,015)	(3,945)
Accumulated deficit	(35,373)	(28,988)
Stockholders' equity	180,336	98,698
Total liabilities and stockholders' equity	$ 624,673	$ 580,242

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RAM Energy Resources, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

REVENUES AND OTHER OPERATING INCOME:
Oil sales	$ 36,984	11,658	$ 65,644	21,880
Natural gas sales	15,349	4,579	26,227	8,189
Natural gas liquids sales	5,221	1,646	9,216	2,958
Realized losses on derivatives	(7,218)	(105)	(9,536)	(135)
Unrealized losses on derivatives	(33,808)	(102)	(39,067)	(1,156)
Other	117	99	211	302
Total revenues and other operating income	16,645	17,775	52,695	32,038

OPERATING EXPENSES:
Oil and natural gas production taxes	3,341	1,026	5,770	1,850
Oil and natural gas production expenses	9,458	4,683	18,780	9,210
Depreciation and amortization	11,179	4,129	21,802	7,554
Accretion expense	540	144	1,078	290
Share-based compensation	932	221	1,479	394
General and administrative, overhead and other expenses,
net of operator's overhead fees	5,539	2,578	11,056	4,924
Total operating expenses	30,989	12,781	59,965	24,222
Operating income (loss)	(14,344)	4,994	(7,270)	7,816

OTHER INCOME (EXPENSE):
Interest expense	(6,197)	(3,990)	(14,359)	(7,828)
Interest income	75	313	148	520
Other expense	(205)	-	(354)	-
INCOME (LOSS) BEFORE INCOME TAXES	(20,671)	1,317	(21,835)	508

INCOME TAX PROVISION (BENEFIT)	(14,809)	415	(15,450)	186

NET INCOME (LOSS)	$ (5,862)	$ 902	$ (6,385)	$ 322

EARNINGS (LOSS) PER SHARE:
Basic	$ (0.08)	$0.02	$ (0.10)	$0.01
Diluted	$ (0.08)	$0.02	$ (0.10)	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	69,198,767	40,292,725	64,190,725	38,759,576
Diluted	69,198,767	40,384,374	64,190,725	38,850,432

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RAM Energy Resources, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six months ended
	June 30,
	2008	2007
OPERATING ACTIVITIES:
Net income (loss)	$ (6,385)	$ 322
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,802	7,554
Amortization of deferred loan costs and Senior Notes discount	602	413
Accretion expense	1,078	290
Unrealized loss on derivatives	39,067	1,156
Deferred income taxes	(15,490)	(66)
Share-based compensation	1,479	394
Loss on disposal of other property, equipment and subsidiary	174	-
Undistributed losses on investment	174	-
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(8,366)	101
Prepaid expenses and other current assets	(405)	166
Accounts payable and oil and gas proceeds due others	11,250	(2,283)
Accrued liabilities and other	(2,843)	(697)
Income taxes payable	(237)	146
Asset retirement obligations	(309)	-
Total adjustments	47,976	7,174
Net cash provided by operating activities	41,591	7,496

INVESTING ACTIVITIES:
Payments for oil and natural gas properties and equipment	(37,434)	(28,515)
Proceeds from sales of oil and natural gas properties and equipment	295	50
Payments for other property and equipment	(504)	(109)
Proceeds from sales of other property and equipment	19	-
Proceeds from sale of subsidiary, net of cash	308	-
Payments of merger costs	35	-
Net cash used in investing activities	(37,281)	(28,574)

FINANCING ACTIVITIES:
Payments on long-term debt	(134,924)	(546)
Proceeds from borrowings on long-term debt	54,226	16,056
Payments for deferred loan costs	(30)	-
Common stock repurchased	(70)	-
Common stock offering, net of direct costs	-	27,366
Warrants exercised	86,614	-
Net cash provided by financing activities	5,816	42,876

INCREASE IN CASH AND CASH EQUIVALENTS	10,126	21,798
CASH AND CASH EQUIVALENTS, beginning of period	6,873	6,721
CASH AND CASH EQUIVALENTS, end of period	$ 16,999	$ 28,519

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RAM Energy Resources, Inc.

Condensed Consolidated Statements of Cash Flows, continued

(in thousands)

(unaudited)

Six months ended
June 30,
	2008	2007
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$ 16,335	$ 7,300
Cash paid for income taxes	$ 277	$ 5

DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
Establishment of asset retirement obligations	$ 224	$ -
Amount removed from asset retirement obligations for sold or retired wells	$ 292	$ -

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RAM Energy Resources, Inc.

EBITDA, Free Cash Flow and Adjusted Net Income

( non-GAAP measures)

(unaudited)

Non-GAAP Financial Measures

EBITDA, a non-GAAP measure, represents cash provided by operating activities before the impact of interest expense, income taxes, DD&A, accretion, share based compensation and unrealized gains or losses on derivative transactions. Free cash flow is also a non-GAAP measure representing EBITDA after adjustments for the cash portion of interest and income taxes. Adjusted net income is a non-GAAP measure which excludes the income tax affected impact of unrealized derivative gains or losses on GAAP income. These non-GAAP measures are presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). These non-GAAP measures are widely accepted as financial indicators of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and fund debt service costs. These non-GAAP measures are not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

RAM Energy Resources, Inc.
Free Cash Flow
$000s, except per share amounts
	Qtr Ended	Qtr Ended	YTD	YTD
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
EBITDA:
Net income (loss)	$ (5,862)	$ 902	$ (6,385)	$ 322
Plus: Interest expense	$ 6,197	$ 3,990	$ 14,359	$ 7,828
Plus: Amortization and depreciation & accretion	$ 11,719	$ 4,273	$ 22,880	$ 7,844
Plus: Share-based compensation	$ 932	$ 221	$ 1,479	$ 394
Plus: Income tax provision (benefit)	$(14,809)	$ 415	$(15,450)	$ 186
Less: Unrealized loss on derivatives	$ 33,808	$ 102	$ 39,067	$ 1,156

EBITDA	$ 31,985	$ 9,903	$ 55,950	$ 17,730

Less:
Cash paid for interest	$ 6,869	$ 2,813	$ 16,335	$ 7,300
Cash paid for income tax	$ 277	$ 5	$ 277	$ 5

Free Cash Flow	$ 24,839	$ 7,085	$ 39,338	$ 10,425

Weighted average shares outstanding - basic	69,199	40,293	64,191	38,760
Weighted average shares outstanding - diluted	69,199	40,384	64,191	38,850

Cash Flow per Share - basic	$ 0.36	$ 0.18	$ 0.61	$ 0.27
Cash Flow per Share - diluted	$ 0.36	$ 0.18	$ 0.61	$ 0.27

Adjusted net income (loss):
Net income(loss)	$ (5,862)	$ 902	$ (6,385)	$ 322

Plus: Tax effected unrealized (gain) loss on derivatives	20,623	69	24,222	$ 728

Adjusted net income (loss)	$ 14,761	$ 971	$ 17,837	$ 1,050

Weighted average shares outstanding - basic	69,199	40,293	64,191	38,760
Weighted average shares outstanding - diluted	69,199	40,384	64,191	38,850

Earnings per Share - basic	$ 0.21	$ 0.02	$ 0.28	$ 0.03
Earnings per Share - diluted	$ 0.21	$ 0.02	$ 0.28	$ 0.03

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RAM Energy Resources, Inc.
Production By Areas
Three Months Ended June 30, 2008

	Developing Fields			Mature	Mature
		Barnett		Oil	Natural
Three Months Ended June 30, 2008	South Texas	Shale	Appalachia	Fields *	Gas Fields	Total
Aggregate Net Production
Bbls Oil	11,361	544	-	237,265	51,142	300,312
Bbls NGLs	31,912	13,700	-	21,932	18,646	86,190
MCF	704,424	77,550	5,294	186,444	570,197	1,543,909
BOE	160,677	27,169	882	290,271	164,821	643,820

Three Months Ended June 30, 2007
Aggregate Net Production
Bbls Oil	-	1,649	-	144,761	39,983	186,393
Bbls NGLs	-	1,671	-	12,740	22,469	36,880
MCF	-	121,890	-	-	561,905	683,795
BOE	-	23,635	-	157,501	156,103	337,239

Change in BOE	160,677	3,534	882	132,770	8,718	306,581
Percentage Change in BOE	100.0%	15.0%	100.0%	84.3%	5.6%	90.9%

*Includes Electra/Burkburnett, Allen/Fitts and Layton fields.

RAM Energy Resources, Inc.
Production By Areas
Six Months Ended June 30, 2008

	Developing Fields
		Barnett		Oil	Natural
Six Months Ended June 30, 2008	South Texas	Shale	Appalachia	Fields*	Gas Fields	Total
Aggregate Net Production
Bbls Oil	21,493	1,792	-	Mature	Mature
Bbls NGLs	52,447	30,774	-	39,612	36,989	159,822
MCF	1,308,424	176,550	9,874	353,130	1,137,760	2,985,738
BOE	292,011	61,991	1,646	568,698	331,396	1,255,742

Six Months Ended June 30, 2007
Aggregate Net Production
Bbls Oil	-	2,101	-	364,836	796	367,733
Bbls NGLs	-	2,547	-	31,143	37,769	71,459
MCF	-	203,883	-	118,726	942,795	1,265,404
BOE	-	38,628	-	415,767	195,697	650,092

Change in BOE	292,011	23,363	1,646	152,931	135,699	605,650
Percentage Change in BOE	100.0%	60.5%	100.0%	36.8%	69.3%	93.2%

*Includes Electra/Burkburnett, Allen/Fitts and Layton fields.

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RAM Energy Resources, Inc.

Net Production, Unit Prices and Costs

	Three Months Ended	Six Months Ended
	June 30, 2008	June 30, 2008
Production volumes:
Oil (MBbls)	300	598
NGL (MBbls)	86	160
Natural gas (MMcf)	1,544	2,986
Total (Mboe)	644	1,256

Average sale prices received:
Oil (per Bbl)	$123.15	$109.72
NGL (per Bbl)	$60.58	$57.66
Natural gas (per Mcf)	$9.94	$8.78
Total per Boe	$89.39	$80.50

Cash effect of derivative contracts:
Oil (per Bbl)	($19.39)	($13.61)
NGL (per Bbl)	$0.00	$0.00
Natural gas (per Mcf)	($0.90)	($0.47)
Total per Boe	($11.21)	($7.59)

Average prices computed after cash effect
of settlement of derivative contracts:
Oil (per Bbl)	$103.76	$96.11
NGL (per Bbl)	$60.58	$57.66
Natural gas (per Mcf)	$9.04	$8.31
Total per Boe	$78.18	$72.91

Cash expenses (per Boe):
Oil and natural gas production taxes	$5.19	$4.59
Oil and natural gas production expenses	$14.69	$14.96
General and administrative	$8.60	$8.80
Net cash interest expense	$9.05	$10.84
Total per Boe	$37.53	$39.19

Cash flow per Boe	$40.65	$33.72